                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [x] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              CIGNA Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                                                        [CIGNA LOGO]

                                  PRELIMINARY

                                                         CIGNA Corporation
                                                         One Liberty Place
                                                         1650 Market Street
                                                         Philadelphia, PA
                                                         19192-1550
                                                         March 18, 1998

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of CIGNA Corporation, which will be held at The Conference Center at Eagle Lodge, Ridge Pike & Manor Road, Lafayette Hill, Pennsylvania on Wednesday, April 22, 1998, at 1:00 p.m. local time. We are holding the Annual Meeting for the following purposes:

     1. to elect four Directors for terms expiring in April 2001 and one Director for a term expiring in April 1999;

     2. to ratify the appointment of independent accountants for 1998;

     3. to approve an amendment to Article Fourth of the Certificate of Incorporation to increase the authorized Common Stock of the Corporation from 200,000,000 shares, par value $1.00 per share, to 600,000,000 shares, par value $.25 per share, and to effect a split of the issued Common Stock of the Corporation by changing each issued share of Common Stock into three shares of Common Stock; and

     4. to transact any other business that may properly come before the meeting.

     Shareholders of record at the close of business on February 23, 1998 are entitled to notice of the Annual Meeting. They are also entitled to vote at the Annual Meeting and any adjournment of it.

     Directions to The Conference Center at Eagle Lodge are provided on the back cover of the attached Proxy Statement.

                                          Sincerely,

                                       /s/ WILSON H. TAYLOR
                                          WILSON H. TAYLOR
                                          Chairman and Chief
                                          Executive Officer
By order of the Directors

/s/ CAROL J. WARD
CAROL J. WARD, Corporate Secretary

EVEN THOUGH YOU MAY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE.

                               CIGNA CORPORATION
                               ONE LIBERTY PLACE
                               1650 MARKET STREET
                          PHILADELPHIA, PA 19192-1550

                                PROXY STATEMENT

                               TABLE OF CONTENTS

General Information...................................................................    1
Ownership of CIGNA Corporation Common Stock and Equivalents by Directors, Nominees and
  Executive Officers..................................................................    2
Ownership of CIGNA Corporation Common Stock by Certain Beneficial Owners..............    4
Item 1. Election of Directors.........................................................    4
        Nominees for Election.........................................................    5
        Incumbent Directors to Continue in Office.....................................    6
        Board of Directors and Committees.............................................    7
        Compensation of Directors.....................................................    8
        Certain Transactions..........................................................    9
Item 2. Ratification of Appointment of Independent Accountants........................    9
Item 3. Amendment of Certificate of Incorporation.....................................   10
Item 4. Other Matters.................................................................   11
Vote Required.........................................................................   12
Executive Compensation................................................................   13
Board Compensation Committee Report on Executive Compensation.........................   19
Performance Graph.....................................................................   22
Section 16(a) Beneficial Ownership Reporting Compliance...............................   22
Additional Information................................................................   22
1999 Annual Meeting of Shareholders...................................................   23
Appendix A -- Text of the Amendment to the Certificate of Incorporation...............  A-1

                              GENERAL INFORMATION

     This Proxy Statement and the enclosed proxy card are first being sent to Shareholders with the 1997 Annual Report on or about March 18, 1998. They relate to the Annual Meeting of Shareholders of CIGNA Corporation to be held at The Conference Center at Eagle Lodge, Lafayette Hill, Pennsylvania, on Wednesday, April 22, 1998 at 1:00 p.m. local time. The Board of Directors of CIGNA is soliciting your proxy for use at the Annual Meeting and at any adjournment of the Annual Meeting by asking you to sign, date, and return the enclosed proxy card in the envelope provided.

     Shares represented at the Annual Meeting or any adjournment of the Annual Meeting by valid proxies received pursuant to this solicitation will be voted in accordance with your instructions. If your proxy card is signed and returned without specific instructions, the shares will be voted as recommended by the Board. You may revoke a proxy at any time before its use by giving written notice of revocation to the Corporate Secretary, by submitting a subsequent proxy or by voting in person at the meeting.

     CIGNA will handle all voted proxies in a manner which protects those Shareholders who request voting privacy. Neither the identity of these Shareholders nor their votes will be disclosed except: as necessary to meet any legal requirements; in limited circumstances such as a contested Board election; to permit the independent inspectors of election to tabulate and certify the vote; and to respond to Shareholders who have written comments on their proxy cards. On an ongoing basis, the inspectors will apprise CIGNA of the total number of shares voted for, voted against or abstaining from voting on each proposal and may tell CIGNA whether or not a particular account has voted. The inspectors may tell CIGNA how each account not instructing confidentiality has voted. Except pursuant to one of the exceptions described above, the inspectors may not tell CIGNA how any account instructing confidentiality has voted. Following the Annual Meeting, the inspectors will retain all proxy cards.

     As of February 23, 1998, [72,113,495] shares of CIGNA Common Stock were outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for every share of Common Stock registered in that person's name on the books of the Corporation at the close of business on February 23, 1998.

     Each share of Common Stock includes a right to acquire Junior Participating Preferred Stock, Series D.

          OWNERSHIP OF CIGNA CORPORATION COMMON STOCK AND EQUIVALENTS
                 BY DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table shows the shares of Common Stock beneficially owned (as determined pursuant to the rules of the Securities and Exchange Commission) as of February 28, 1998, by each Director (including the Chief Executive Officer), by the four other Executive Officers named in the table, and by all such persons and other Executive Officers of CIGNA Corporation as a group. The table also shows Common Stock equivalent units ("Equivalents") held as of February 28, 1998, by non-employee Directors and Executive Officers under deferred compensation arrangements.

                                                                SHARES OF
                                                                 COMMON
                              NAME                              STOCK(1)          EQUIVALENTS(8)
    --------------------------------------------------------  -------------       ------------
    Directors
      Robert P. Bauman......................................      [3,118](2)          [5,857]
      Robert H. Campbell....................................      [1,767](2)          [1,530]
      Alfred C. DeCrane, Jr.................................      [2,636](2)          [5,485]
      Bernard M. Fox........................................      [1,626](2)          [1,164]
      Peter N. Larson.......................................          [0]                [39]
      Marilyn W. Lewis......................................      [2,058](2)            [676]
      Paul F. Oreffice......................................      [3,516](2)          [2,655]
      Charles R. Shoemate...................................      [3,793](2)          [1,005]
      Louis W. Sullivan, M.D................................      [2,123](2)          [1,041]
      Wilson H. Taylor......................................    [232,575](3,4)      [118,467]
      Harold A. Wagner......................................      [1,572](2)             [76]
      Carol Cox Wait........................................      [1,582](2)            [804]

    Named Executive Officers
      James G. Stewart......................................    [121,099](3,4)       [64,657]
      Gerald A. Isom........................................    [110,100](3,4)            [0]
      H. Edward Hanway......................................     [70,303](3,4)       [33,925]
      Donald M. Levinson....................................     [69,815](3,4)       [40,404]
      Directors, Nominees and all Executive Officers as a
         group (23 persons).................................    [852,319](5,6,7)    [344,927]

---------------

(1) No Director or Executive Officer beneficially owns more than 1% of the outstanding shares of Common Stock. Directors, Nominees and Executive Officers as a group beneficially own [1.2%] of the outstanding shares of Common Stock.

(2) Includes 1,500 shares of restricted Common Stock awarded pursuant to the Restricted Stock Plan for Non-Employee Directors of CIGNA Corporation described on page [9].

(3) Includes shares which may be acquired within 60 days upon the exercise of outstanding stock options, as follows: Mr. Taylor -- [162,546], Mr. Stewart -- [90,148], Mr. Isom -- [68,430], Mr. Hanway -- [60,115], and Mr.
    Levinson -- [52,836].

(4) Includes shares of restricted Common Stock awarded pursuant to the Executive Stock Incentive Plan and CIGNA Corporation Stock Plan, the restrictions on which had not lapsed as of February 28, 1998, as follows: Mr.
    Taylor -- [9,574], Mr. Stewart -- [4,701], Mr. Isom -- [5,591], Mr.
    Hanway -- [3,503], and Mr. Levinson -- [2,894].

(5) As of February 28, 1998, the CIGNA Pension Plan (the "Pension Plan") held a total of [97,500] shares, or approximately [.01%], of the then-issued and outstanding Common Stock. The shares held by the Pension Plan are voted in accordance with the instructions of an advisory committee consisting of members of CIGNA's management.

(6) As of February 28, 1998, the CIGNA Stock Fund (the "Stock Fund") of the CIGNA 401(k) Plan (the "401(k) Plan"), formerly the Savings and Investment Plus Plan, held a total of [936,249] shares of Common Stock, or approximately [1.30%] of the then-issued and outstanding Common Stock. All shares in the Stock Fund are owned by the 401(k) Plan Trustee; however, each Stock Fund participant has pass-through voting rights for the number of shares equivalent to the participant's interest in the Stock Fund. If participants do not exercise their voting rights, the 401(k) Plan Trustee votes the shares in accordance with the instructions of an advisory committee consisting of members of CIGNA's management. Approximately [834] shares in the Stock Fund are attributable to the accounts of two Executive Officers and are included in the shares shown above as beneficially owned by them. A substantially similar arrangement applies to [350] shares of Common Stock held in the CIGNA Stock Fund of a separate 401(k) plan of a subsidiary of CIGNA.

(7) The Directors and Executive Officers as a group have sole voting and investment power over all shares of Common Stock they own beneficially, except as described elsewhere in these notes. Shares beneficially owned by Directors and Executive Officers include [602,696] shares of Common Stock which may be acquired within 60 days upon exercise of stock options and [36,167] shares which are restricted as to disposition.

(8) As of February 28, 1998, non-employee Directors held [20,332] Equivalents, and Executive Officers held [324,595] Equivalents. Equivalents track the economic performance of Common Stock, but carry no voting rights.

                         OWNERSHIP OF CIGNA CORPORATION
                   COMMON STOCK BY CERTAIN BENEFICIAL OWNERS

     The Corporation has no information that any person or entity beneficially owns more than five percent of its outstanding Common Stock except as reported on three Schedules 13G (reporting December 31, 1997 ownership) filed pursuant to the Securities Exchange Act of 1934 and received by the Corporation during February 1998. The following table and footnotes have been prepared in reliance upon such filings:

                                                                        AMOUNT
                                                                      AND NATURE
                                                                     OF BENEFICIAL
                                                                       OWNERSHIP
                                                                       REPORTED        PERCENT
                                                                      ON SCHEDULE      OF CLASS
                                                                       13G AS OF        AS OF
                 NAME AND ADDRESS OF BENEFICIAL OWNER                  12/31/97        12/31/97
    ---------------------------------------------------------------  -------------     --------
    Sanford C. Bernstein & Co., Inc. ("Bernstein")                     6,263,994(1)      8.66%
      767 Fifth Avenue
      New York, NY 10153
    Wellington Management Company, LLP ("Wellington")                  4,276,700(2)      5.91%
      75 State Street
      Boston, MA 02109
    Swiss Bank Corporation ("Swiss Bank")                              3,868,333(3)      5.35%
      Aeschenplatz 6 CH-4002
      Basel, Switzerland

---------------

     (1) Bernstein reported that as of December 31, 1997 it held these shares for the accounts of discretionary clients who have the right to receive dividends on these shares and any proceeds from the sale of these shares. Bernstein also reported sole voting power as to 3,368,544, shared voting power as to 749,963, and sole dispositive power as to all, of these shares.

     (2) Wellington reported that as of December 31, 1997 it held these shares for the accounts of discretionary clients who have the right to receive dividends on these shares and any proceeds from the sale of these shares. Wellington also reported sole voting power as to none, shared voting power as to 323,700, and shared dispositive power as to all, of these shares.

     (3) The Schedule 13G was filed jointly by Swiss Bank Corporation and its subsidiaries, SBC Holding (USA), Inc., Brinson Partners, Inc. and Brinson Holdings, Inc. As of December 31, 1997, Swiss Bank and SBC reported shared voting and dispositive power over this number of shares. Brinson Partners and Brinson Holdings reported shared voting and dispositive power over 3,859,472 shares.

     In their respective Schedules 13G, Bernstein, Wellington and Swiss Bank represented that the shares reported were acquired in the ordinary course of business, and that they were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of CIGNA.

                         ITEM 1.  ELECTION OF DIRECTORS

     The Board is divided into three classes. The By-Laws of the Corporation provide that at each Annual Meeting, Directors shall be chosen by class for a term of three years, or for such shorter term as the Shareholders may specify to preserve, as evenly as practicable, the division of Directors into classes. Pursuant to the By-Laws, the Board has nominated four Directors to be elected at the Annual Meeting for terms expiring in April 2001 and one for a term expiring in April 1999 or, in each case, until their successors shall have been elected and qualified.

     The Board recommends election of the five incumbent Nominees for terms expiring in April 2001 and 1999 as indicated below. All of the incumbent Nominees' current terms will expire as of the 1998 Annual Meeting. The Board knows of no reason why any Nominee will be unavailable or unable to serve. If any Nominee should become unavailable or unable to serve, the persons named as proxies on the proxy card will vote for the person or persons the Board recommends, if any.

     The Board has set 70 years as the retirement age for non-employee Directors. Pursuant to this policy, incumbent Director Paul F. Oreffice will retire as of the 1998 Annual Meeting.

     Each non-employee Director is required to submit a resignation for the Board's consideration upon discontinuing the principal position or affiliation held at the time of such Director's most recent election to the Board. Pursuant to this policy, Bernard M. Fox submitted his resignation to be effective as of the 1998 Annual Meeting.

     Set forth below is information about each Nominee and continuing incumbent Director, including business history for at least five years, age as of the date of this Proxy Statement, other directorships held and period of service as a Director of the Corporation or a predecessor company, including Connecticut General Corporation and INA Corporation.

              NOMINEE FOR ELECTION FOR TERM EXPIRING IN APRIL 1999

PETER N. LARSON, 58                                          Director since 1997

     Chairman and Chief Executive Officer of Brunswick Corporation (manufacturer of recreational equipment and supplies) since April 1995. Prior to joining Brunswick, he had been Worldwide Chairman of the Consumer and Personal Care Group of Johnson & Johnson since 1994 and Chairman, Consumer Products Group, Johnson & Johnson since 1991. Mr. Larson is also a Director of COMPAQ Computer Corporation and Coty, Inc.

             NOMINEES FOR ELECTION FOR TERMS EXPIRING IN APRIL 2001

ROBERT P. BAUMAN, 66                                         Director since 1990

     Deputy Chairman of BTR plc (manufacturer of automotive power drives, process control, packaging and materials) since October 1997. Non-Executive Chairman of British Aerospace, plc (manufacturer of aerospace and other defense systems and commercial aircraft) since May 1994. From 1989 until May 1994, Mr. Bauman served as a Director and Chief Executive of SmithKline Beecham plc (manufacturer of pharmaceuticals and healthcare products). He is a Director of Morgan Stanley, Dean Witter, Discover & Co.; Reuters Holdings, plc; Russell Reynolds Associates, Inc.; Union Pacific Corporation and Hathaway Holdings Inc.

ROBERT H. CAMPBELL, 60                                       Director since 1992

     Chairman of the Board and Chief Executive Officer of Sun Company, Inc. (domestic refiner and marketer of petroleum products). He was elected Chairman of the Board in May 1992 and Chief Executive Officer in 1991. Mr. Campbell additionally held the post of President from 1991 until 1996. Previously, Mr. Campbell had been an Executive Vice President beginning in 1988 and a Group Vice President beginning in 1983. Mr. Campbell is also a director of Hershey Foods, Inc.

CHARLES R. SHOEMATE, 58                                      Director since 1991

     Chairman, President, and Chief Executive Officer of Bestfoods (formerly CPC International Inc. -- consumer foods company) since 1990. Mr. Shoemate has served as a Director of CPC International since 1988. Mr. Shoemate joined CPC International in 1962 and progressed through a variety of positions in manufacturing, finance, and business management. Mr. Shoemate also serves as a Director of International Paper Co.

LOUIS W. SULLIVAN, M.D., 64                                  Director since 1993

     President, Morehouse School of Medicine (educational institution). Dr. Sullivan became the first President of Morehouse School of Medicine in 1981 when it became independent from Morehouse College, and has continued to hold that position since 1981 except for March 1989 to January 1993, when he served as Secretary of Health and Human Services of the United States. Dr. Sullivan is a Director of Bristol-Myers Squibb Company, Equifax Inc., Endo Vascular Instruments, Inc., General Motors Corporation, Georgia Pacific Corporation, Household International, Inc., and Minnesota Mining & Manufacturing Co.

                   INCUMBENT DIRECTORS TO CONTINUE IN OFFICE
                        FOR TERMS EXPIRING IN APRIL 2000

ALFRED C. DECRANE, JR., 66                                   Director since 1980

     Retired Chairman of the Board of Texaco Inc. (integrated oil, gas and chemical manufacturer). Mr. DeCrane served as Chairman of the Board of Texaco Inc. from January 1987 until June 1996, as Chief Executive Officer from April 1993 until June 1996, as a Director from 1977 until June 1996, and as its President from 1983 through 1986. He also serves as a Director of Bestfoods (formerly CPC International Inc.), Corn Products International and Harris Corporation.

WILSON H. TAYLOR, 54                                         Director since 1988

     Chairman of the Board, Chief Executive Officer and President of the Corporation. Mr. Taylor has served as Chairman of the Board since November 1989, as Chief Executive Officer since November 1988, and as President since May 1988. Between 1964 and 1988, he held various positions with the Corporation and its predecessor and subsidiary companies.

HAROLD A. WAGNER, 62                                         Director since 1997

     Chairman, President and Chief Executive Officer of Air Products and Chemicals, Inc. (supplier of industrial gases and related equipment and selected chemicals) since May 1992. Mr. Wagner served as President and Chief Operating Officer of Air Products and Chemicals, Inc. from 1991 until 1992 and as Executive Vice President, Gases and Equipment from 1990 until 1991. He also serves as a Director of Daido-Hoxan,Inc. and United Technologies Corporation.

                   INCUMBENT DIRECTORS TO CONTINUE IN OFFICE
                        FOR TERMS EXPIRING IN APRIL 1999

MARILYN WARE LEWIS, 54                                       Director since 1993

     Chairman of American Water Works Company, Inc. (water utility holding company) since 1988 and a Director since 1982. Prior to her election as Chairman, Ms. Lewis served for four years as Vice Chairman. She is also a Director of Penn Fuel Gas Company Inc., and PP&L Resources and also serves as the Chief Executive Officer of The Ware Family Offices.

CAROL COX WAIT, 55                                           Director since 1995

     Director, President and Chief Executive Officer, Committee for a Responsible Federal Budget (non-profit educational organization) since 1981. Ms. Wait is also President of Carol Cox and Associates, a Washington, D.C. consulting firm.

                       BOARD OF DIRECTORS AND COMMITTEES

     The Board held six meetings during 1997. All of the incumbent Directors attended at least 75% of the total number of meetings of the Board and committees on which they served.

     The Board has five standing committees:

EXECUTIVE COMMITTEE

     Wilson H. Taylor (Chairman), Robert H. Campbell, Alfred C. DeCrane, Jr. and Charles R. Shoemate are members of the Executive Committee. The Committee met once during 1997. The function of the Committee is to exercise the authority of the Board of Directors in the management of the business of the Corporation between regular meetings of the Board.

AUDIT COMMITTEE

     The members of the Audit Committee are Robert H. Campbell (Chairman), Bernard M. Fox, Peter N. Larson, Marilyn Ware Lewis, Harold A. Wagner and Carol Cox Wait. The Audit Committee met five times in 1997. The Committee's responsibilities include: reviewing and reporting to the Board on the appropriateness of the Corporation's accounting policies; the adequacy of its financial controls, and the reliability of the Corporation's financial information reported to the public; reviewing and approving audit plans and the Corporation's Annual Report on Form 10-K; reviewing and advising the Board concerning the work of internal auditors and independent accountants; reviewing, monitoring as appropriate and advising the Board with respect to compliance with laws and regulations, any material regulatory examinations, illegal acts or contingencies. The Committee also recommends the independent accountants for appointment by the Board. All members are non-employee Directors.

CORPORATE GOVERNANCE COMMITTEE

     The Corporate Governance Committee held three meetings in 1997. The members of the Corporate Governance Committee are Robert P. Bauman (Chairman), Robert H. Campbell, Alfred C. DeCrane, Jr., Marilyn Ware Lewis and Louis W. Sullivan, M.D. The Committee reviews, advises and reports to the Board on the structure, organization, performance and effectiveness of the Board as well as on the compensation of active and retired Directors. The Committee advises the Board with respect to Board membership and procedures governing the election of Directors by Shareholders, considers suggestions for Board membership and recommends to the Board persons to be nominated for election by the Shareholders at the Annual Meeting of Shareholders or by the Directors as necessary to fill Board vacancies. The Committee considers suggestions from Shareholders and other sources as to possible nominees. Such suggestions should be submitted to the Corporate Secretary not later than November 13, 1998 for the Committee's consideration in advance of the 1999 Annual Meeting. Additionally, the Committee exercises oversight of the Corporation's positions and policies with respect to shareholder relations, corporate political contributions and the Corporation's charitable contributions. All members are non-employee Directors.

FINANCE COMMITTEE

     The Finance Committee held four meetings in 1997. The members of the Finance Committee are Paul F. Oreffice (Chairman), Bernard M. Fox, Peter N. Larson, Charles R. Shoemate, Harold A. Wagner and Carol Cox Wait. The Committee reviews, advises and reports to the Board on the management of the Corporation's financial resources and invested assets, the annual Capital Plan, stockholder dividends, and capital position; and acts upon proposed capital commitments of such amounts as are established by the Board. The Committee also reviews investment policies, strategies and guidelines of the Corporation, its subsidiaries and affiliates. All members are non-employee Directors.

PEOPLE RESOURCES COMMITTEE

     The members of the People Resources Committee are Alfred C. DeCrane, Jr. (Chairman), Robert P. Bauman, Paul F. Oreffice, Charles R. Shoemate and Louis W. Sullivan, M.D. The Committee held six meetings in 1997. The Committee reviews and reports to the Board on the management of the Corporation's human resources, including personnel policies and policy controls, the development of people including diversity programs, and compensation and benefit programs and plans. It reviews and approves, subject to Board ratification, executive compensation plans and targets and payouts thereunder, any compensation plans which involve the issuance of equity securities of the Corporation, and, as required by law, adoption of and changes to qualified benefit plans. It sets the compensation of the Chief Executive Officer, subject to Board ratification, approves the compensation of other senior executives, and makes stock-related awards. The Committee also reviews succession plans for the Corporation's principal Executive Officers. All members are non-employee Directors.

                           COMPENSATION OF DIRECTORS

     Non-employee Directors are compensated for their services on the Board and its committees as follows:

     - Annual retainer of $38,000 for service on the Board.

     - Annual retainer (for Committee members but not the Committee Chairman) of $2,500 for service on each standing Committee (except the Executive Committee).

     - Annual retainer of $7,500 for services as Committee Chairman (except the Executive Committee Chairman).

     - Attendance fee of $1,250 for each Board and Committee meeting.

     - Directors receive $20,000 of the retainer for Board service in shares of Common Stock or that amount is deferred into Equivalents, and ultimately paid in cash. Directors may elect to receive payment of the remaining retainers and meeting fees in cash or in shares of Common Stock, or partially in cash and partially in shares of Common Stock. Directors may also elect to defer all or part of their compensation under the Deferred Compensation Plan for Directors of CIGNA Corporation. Currently, deferred cash compensation is credited at the same rate of return paid on participant contributions to the Fixed Income Fund, Fidelity Advisor Growth Opportunities Fund or the Stock Market Index Fund of the 401(k) Plan. Hypothetical dividends paid on Equivalents may be reinvested in Equivalents or at 401(k) Plan rates specified above.

     - The Retirement and Consulting Plan for Directors of CIGNA Corporation was frozen effective December 31, 1996. Directors who had vested rights under this Plan were permitted continued eligibility under it. One Director who is still active on the Board elected to maintain his rights under the frozen Plan.

        - A Restricted Deferred Compensation Account was established under the Deferred Compensation Plan for Directors of CIGNA Corporation for each non-employee Director who relinquished his rights under the frozen Plan. The account was credited with Equivalents in an amount based upon the Director's accrued benefit under the frozen Plan. The Equivalents will be payable in cash upon death or termination of Board service. Each participating, active Director's Restricted Deferred Compensation Account will be credited annually with $11,000 of Equivalents. This new plan more closely aligns Directors' interests with those of shareholders.

        - The frozen Retirement and Consulting Plan provides for annual payments equal to the annual retainer in effect at the time of the Director's retirement. If the incumbent Director who did not relinquish his rights under the Plan retires at the mandatory retirement age, he will receive those payments for life. If he retires prior to the mandatory retirement age, he will receive those payments for a period equal to the number of months served as a Director of CIGNA or a predecessor company, or he may request the Corporate Governance Committee's approval to receive the discounted value of the payments in a lump sum. In all cases, payments will be reduced by any other pension or retirement benefits on account of service as a Director or employee of CIGNA or a predecessor company. Payment is conditioned on the Director's not competing with CIGNA and being available to provide consulting services.

     - Pursuant to the terms of the Restricted Stock Plan for Non-Employee Directors of CIGNA Corporation, approved by the Shareholders in 1989, each non-employee Director who has served for at least six months and was not an officer or employee of the Corporation or any of its subsidiaries during the ten preceding years receives a one-time grant of 1,500 shares of Common Stock. A Director cannot transfer his or her shares until the later of 1) six months after the date of grant or 2) the date on which service as a Director terminates due to death, disability, retirement or a change of control. For this purpose, retirement means ceasing to be a Director on or after the age of 70 or on or after age 65 with the consent of a majority of the members of the Board other than the eligible Director. A Director forfeits the shares if his or her service terminates for any other reason. During the restricted period, stock certificates are held in custody by the Corporation. However, commencing on the date of grant, the Director has other rights and privileges of a Shareholder as to such Common Stock, including the right to receive dividends and to vote the shares.

     - Non-employee Directors are eligible to participate in the financial planning services available to CIGNA executives, and in life insurance, medical/dental care programs, property/casualty personal lines insurance programs and matching gift programs similar to those available to CIGNA employees. Non-employee Directors also receive travel accident coverage of $204,000. Directors who elected to do so prior to December 20, 1982 participate in a life insurance program which was available to employees of Connecticut General Corporation prior to the formation of CIGNA.

                                 CERTAIN TRANSACTIONS

     Management believes that all of the transactions described under this caption were in the ordinary course of business and on terms as favorable to the Corporation as if the transactions had involved unaffiliated persons or organizations. It is expected that transactions, service arrangements, and relationships similar to those described here will also occur in varying amounts during 1998.

     Various CIGNA companies provided a variety of insurance coverages, health care services, pension contracts, and related products and services to; purchased products and services from; and engaged in other transactions with corporations (or their subsidiaries) of which CIGNA Directors were executive officers during 1997. In connection with their investment operations, CIGNA Corporation and its subsidiaries acquire, dispose of, or hold debt or rely on the credit of other corporations or their subsidiaries -- including corporations (or their subsidiaries) of which CIGNA Directors were executive officers during 1997. In addition, various CIGNA Directors and Executive Officers have purchased insurance products or interests in investment vehicles marketed by CIGNA companies in the ordinary course of business.

     During 1997, various CIGNA companies engaged, in the ordinary course of business, in various transactions with Bernstein, Wellington and Swiss Bank, each beneficial owners of more than five percent of the Corporation's outstanding Common Stock (please see page [4] for more information about these entities). These transactions included, in the case of Bernstein, commercial paper transactions; in the case of Wellington, commercial paper transactions and investment management services; and in the case of Swiss Bank, commercial paper transactions, investment management, investment banking, health care and insurance services.

                      ITEM 2. RATIFICATION OF APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

     The Board, on the recommendation of its Audit Committee, has appointed Price Waterhouse LLP as independent accountants for 1998. Although not required, the Board requests that Shareholders ratify this appointment. If the Shareholders do not ratify this appointment, the Board will reconsider the appointment.

     Price Waterhouse LLP has served as independent accountants for CIGNA and its subsidiaries since 1983, and for Connecticut General Corporation and its subsidiaries since 1967.

     Price Waterhouse LLP has advised the Corporation that its representatives will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

               ITEM 3. AMENDMENT OF CERTIFICATE OF INCORPORATION

Description of the Proposed Amendment and Vote Required

     On February 25, 1998, the Board of Directors unanimously adopted resolutions approving a proposal to amend Article Fourth of the Corporation's Certificate of Incorporation in order to:

          (i) increase the number of shares of Common Stock which the Corporation is authorized to issue from 200,000,000, par value $1.00 per share, to 600,000,000, par value $.25 per share; and

          (ii) split the Common Stock of the Corporation by changing each issued share of Common Stock, par value $1.00 per share, into three (3) shares of Common Stock, par value $.25 per share.

     The Board of Directors determined that this amendment is advisable and directed that the proposed amendment be considered at the Annual Meeting of Shareholders to be held April 22, 1998. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Corporation is required to approve the proposed amendment.

     The full text of the proposed amendment to the Certificate of Incorporation is set forth in Appendix A to this Proxy Statement. This amendment will not affect the number of shares of Preferred Stock authorized, which is 25,000,000 shares, par value $1.00 per share.

Purposes and Effects of Increasing the Number of Authorized Shares of Common
Stock

     The additional 400,000,000 shares of Common Stock would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. The holders of Common Stock of the Corporation are not entitled to preemptive rights or cumulative voting.

     The Board of Directors believes that it is desirable to preserve the present proportion of authorized and issued shares to authorized but unissued shares, thus maintaining the same relative degree of flexibility for the Corporation in meeting future stock needs. Such needs could include the sale of stock to obtain additional capital funds, the purchase of property, acquisition of other companies and other corporate purposes. As of January 31, 1998, the Corporation had [87,968,464] shares of Common Stock authorized and issued, of which [15,854,969] were held in the treasury of the Corporation. Of the [112,031,536] shares of Common Stock authorized but unissued, [10,477,468] were reserved for issuance under the Corporation's stock compensation plans and other benefit plans for employees and directors, and the remaining were unreserved. Of the additional shares provided for by the proposed amendment, as of January 31, 1998, approximately [175,936,928] shares would be required to be reserved for issuance to effect the three-for-one stock split.

     The Board of Directors also believes that it is in the best interests of the Corporation to decrease the par value of its shares, which will permit the Corporation to increase the amount of surplus available for the payment of dividends and the repurchase of capital stock.

Purposes and Effects of Proposed Three-for-One Stock Split

     The Board of Directors anticipates that the increase in the number of outstanding shares of Common Stock of the Corporation resulting from a three-for-one stock split will place the market price of the Common Stock in a range more attractive to investors, particularly individuals, and may result in a broader market for the shares. The Corporation will apply for listing on the New York, Philadelphia and Pacific Stock Exchanges

(on which shares of the Corporation's Common Stock are listed for trading) of the additional shares of Common Stock to be issued.

     The Corporation has been advised by tax counsel that the proposed stock split would result in no gain or loss or realization of taxable income to owners of Common Stock under existing United States Federal income tax laws. The cost basis for tax purposes of each new share and each retained share of Common Stock would be equal to one-third of the cost basis for tax purposes of the corresponding share immediately preceding the stock split. In addition, the holding period for the additional shares issued pursuant to the stock split would be deemed to be the same as the holding period for the original share of Common Stock. The laws of jurisdictions other than the United States may impose income or other taxes on the issuance of the additional shares. Shareholders are urged to consult their tax advisors with respect to the laws of jurisdictions outside the United States and with respect to tax consequences under U.S. state and local laws.

     If the Shareholders dispose of any of their shares subsequent to the stock split, they may pay higher brokerage commissions on the same relative interest in the Corporation because that interest is represented by a greater number of shares. Shareholders may wish to consult their brokers to ascertain the broker commission that would be charged for disposing of the greater number of shares.

     In accordance with the various stock compensation plans and other employee benefit plans of the Corporation, after the stock split, it will be necessary to triple both the aggregate number of shares that may be sold under such plans and the number of shares covered by outstanding options, restricted stock awards and Common Stock equivalents granted under such plans. In addition, the exercise price per share of the options granted under such plans will be divided by three.

     If the proposed amendment is adopted, approximately $22 million will be transferred from the Corporation's Common Stock account to its additional paid-in capital account with no effect on total Shareholders' equity. The number of shares issued and outstanding, reserved for issuance and held in the treasury would triple.

Record Date of Stock Split and Issuance of Shares for Stock Split

     If the proposed amendment is adopted, each Shareholder of record at the close of business on May 4, 1998 (the "Stock Split Record Date"), would be the record owner of, and entitled to receive, two additional shares of Common Stock for each share of Common Stock then owned of record by such Shareholder. The effective date of the proposed amendment of Article Fourth of the Corporation's Certificate of Incorporation will be the same as the Stock Split Record Date.

     PLEASE DO NOT DESTROY OR SEND YOUR PRESENT STOCK CERTIFICATES TO THE CORPORATION. IF THE PROPOSED AMENDMENT IS ADOPTED, THOSE CERTIFICATES WILL REMAIN VALID FOR THE NUMBER OF SHARES SHOWN THEREON, AND SHOULD BE CAREFULLY PRESERVED BY YOU. Distribution of the additional shares is expected to occur on May 15, 1998. The distribution will be made in book-entry form by crediting on the Corporation's books the additional shares of Common Stock as a result of the stock split and by mailing an account statement showing the credited shares to each Shareholder of record on the Stock Split Record Date. Shareholders of record as of the Stock Split Record Date may request a physical certificate from the Corporation's transfer agent for the additional shares they are entitled to receive as a result of the stock split. If the proposed amendment is approved, additional instructions will be mailed to Shareholders on May 15, 1998.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

                             ITEM 4.  OTHER MATTERS

     The Board of Directors knows of no matters to be brought before the Annual Meeting other than the three listed in the Notice. If other matters are properly presented to Shareholders for a vote at the meeting, the Board of Directors intends that the persons named as proxies on the proxy card will have discretionary authority, to the extent permitted by law, to vote on such matters in accordance with their best judgment.

                                 VOTE REQUIRED

     The Corporation's By-Laws provide that the holders of at least two-fifths of the issued and outstanding stock of the Corporation entitled to vote at the Annual Meeting present in person or represented by proxy will constitute a quorum. The By-Laws also provide that the vote of a majority of such Shareholders will decide any question brought before the Annual Meeting, unless otherwise provided by statute or the Corporation's Certificate of Incorporation or By-Laws. Abstentions and broker non-votes are counted for the purpose of attaining a quorum.

     A broker non-vote occurs when a broker holding shares in street name for its customer as beneficial owner withholds its vote on a particular matter because it does not have discretionary authority under the rules of the New York Stock Exchange to cast a vote on such matter and has not been given voting instructions by the customer on that matter. The New York Stock Exchange has advised the Corporation that brokers will have discretionary authority to vote on the Items described in this Proxy Statement.

     The Nominees for election as Directors at the Annual Meeting who receive a plurality (the greatest number) of votes cast will be elected as Directors. Ratification of the appointment of independent accountants will be adopted by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon. The proposed amendment to the Certificate of Incorporation of the Corporation will be adopted by approval of a majority of the outstanding shares of Common Stock.

     Abstentions will have no effect on the outcome of the election of Directors but will have the same effect as a negative vote with respect to the ratification of the appointment of independent accountants and the approval of the amendment to the Certificate of Incorporation increasing the number of shares of authorized Common Stock and effecting a 3-for-1 stock split.

                             EXECUTIVE COMPENSATION

     The following information is furnished for the Corporation's Chief Executive Officer ("CEO") and each of the four most highly compensated Executive Officers other than the CEO at the end of 1997 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                            ---------------------------------------
                                                                                     AWARDS
                                                                            -------------------------      PAYOUTS
                                                                                                          ---------
                  (a)                        ANNUAL COMPENSATION(1)            (f)            (g)                          (i)
                 NAME                    ------------------------------     RESTRICTED     SECURITIES        (h)        ALL OTHER
                  AND                               (c)          (d)          STOCK        UNDERLYING       LTIP         COMPEN-
               PRINCIPAL                 (b)      SALARY        BONUS        AWARD(S)       OPTIONS        PAYOUTS       SATION
               POSITION                  YEAR       ($)          ($)          ($)(2)          (#)          ($)(3)        ($)(4)
---------------------------------------  ----     -------     ---------     ----------     ----------     ---------     ---------
Wilson H. Taylor.......................  1997     970,200     2,300,000             0        333,317             --      118,391
  Chairman and                           1996     917,900     2,600,000             0        176,073      1,066,725       89,139
  Chief Executive Officer                1995     871,500     1,575,000       391,765         52,000        385,382       71,100
James G. Stewart.......................  1997     558,300       725,000             0        166,214             --       44,921
  Executive Vice President               1996     531,900       650,000             0         82,998        472,725       51,570
  and Chief Financial Officer            1995     501,900       800,000       175,027         30,000        172,300       40,600
Gerald A. Isom.........................  1997     543,300       625,000             0        131,044             --       32,658
  President, CIGNA                       1996     525,000       525,000             0         60,095        472,725       52,797
  Property & Casualty                    1995     518,300       575,000       175,027         43,695        172,300       36,500
H. Edward Hanway.......................  1997     486,500       525,000             0        125,704             --       41,526
  President, CIGNA                       1996     434,800       525,000             0         43,906        472,725       38,650
  HealthCare                             1995     339,800       550,000       106,295         18,000        104,583       27,100
Donald M. Levinson.....................  1997     440,600       550,000             0        123,427             --       37,774
  Executive Vice President               1996     405,600       520,000             0         46,484        363,000       50,148
  Human Resources and Services           1995     370,600       525,000       118,740         18,000        116,945       30,900

---------------

(1) Pursuant to SEC Rules, column (e) has been omitted because there is no "Other Annual Compensation" to report.

(2) The Named Executive Officers held the following aggregate shares of restricted stock, with the following values, at December 31, 1997: Mr. Taylor, 9,574 shares valued at $1,650,318; Mr. Stewart, 4,701 shares valued at $810,335; Mr. Isom, 5,591 shares valued at $963,749; Mr. Hanway, 3,503 shares valued at $603,830; and Mr. Levinson, 2,894 shares valued at $498,853. Dividends are paid on shares of restricted stock.

(3) Long-term compensation for the three-year period ending December 31, 1996 was paid in cash in April, 1997. Long-term compensation for the three-year period ending December 31, 1997 will be determined in April, 1998. See discussion of Long-Term Incentive Plan ("LTIP") Awards Table on page [16].

(4) The amounts shown in column (i) include CIGNA's contributions under its savings plans and the value of benefits under CIGNA's Financial Services Program (covering financial planning, tax preparation and legal services related to financial and estate planning), which, for 1997, were as follows:
    Mr. Taylor, $109,501 and $8,890; Mr. Stewart, $37,059 and $7,862; Mr. Isom,
    $32,658 and $0; Mr. Hanway, $30,918 and $10,608; and Mr. Levinson, $29,355
    and $8,419, respectively.

                              OPTION GRANTS TABLE

     The following table provides additional information about the stock options shown in column (g) of the Summary Compensation Table on page [13], which were granted in 1997 to the Named Executive Officers.

                      OPTION GRANTS IN FISCAL YEAR 1997(1)

                                                                                               GRANT
                                   INDIVIDUAL GRANTS                                           DATE
----------------------------------------------------------------------------------------       VALUE
                                                     (c)                                     ---------
                                      (b)            % OF
                                   NUMBER OF        TOTAL          (d)                          (f)
                                  SECURITIES       OPTIONS       EXERCISE                      GRANT
                                  UNDERLYING      GRANTED TO     OR BASE         (e)           DATE
              (a)                   OPTIONS       EMPLOYEES       PRICE       EXPIRATION      PRESENT
              NAME                GRANTED(#)       IN 1997        ($/SH)         DATE        VALUE($)(13)
--------------------------------  -----------     ----------     --------     ----------     ---------
Wilson H. Taylor
  New options(2)................     45,000          1.61%       155.6875     02/26/2007     1,514,639
  New options(2,3)..............    150,000          5.35%       167.0625     10/20/2007     5,417,601
  Replacement options(4)........     68,294          2.44%       157.2500            (5)     2,429,799
                                                                                   -----
  Replacement options...........      3,495          0.12%       158.5625     07/27/2004       125,385
  Replacement options...........     66,528          2.38%       182.5313            (6)     2,747,508
                                                                                   -----
James G. Stewart
  New options(2)................     30,000          1.07%       155.6875     02/26/2007     1,009,759
  New options(2,3)..............     75,000          2.68%       176.8125     12/08/2007     2,697,449
  Replacement options...........     30,268          1.08%       157.2500            (7)     1,076,891
                                                                                   -----
  Replacement options...........      1,564          0.06%       158.5625     07/27/2004        56,109
  Replacement options...........     29,382          1.05%       182.5313            (8)     1,213,433
                                                                                   -----
Gerald A. Isom
  New options(2)................     30,000          1.07%       155.6875     02/26/2007     1,009,759
  New options(2,3)..............     75,000          2.68%       176.8125     12/08/2007     2,697,449
  Replacement options...........     26,044          0.93%       157.6875            (9)       929,185
                                                                                   -----
H. Edward Hanway
  New options(2)................     30,000          1.07%       155.6875     02/26/2007     1,009,759
  New options(2,3)..............     75,000          2.68%       176.8125     12/08/2007     2,697,449
  Replacement options...........      9,570          0.34%       154.1250     07/27/2004       333,720
  Replacement options...........        948          0.03%       158.5625     07/27/2004        34,010
  Replacement options...........      9,238          0.33%       186.0000           (10)       388,766
                                                                                   -----
  Replacement options...........        948          0.03%       170.0000     02/24/2003        36,463
Donald M. Levinson
  New options(2)................     15,000          0.54%       155.6875     02/26/2007       504,880
  New options(2,3)..............     75,000          2.68%       176.8125     12/08/2007     2,697,449
  Replacement options...........     12,159          0.43%       160.6875           (11)       442,056
                                                                                   -----
  Replacement options...........      4,296          0.15%       157.2500     02/22/2005       152,845
  Replacement options...........     16,972          0.61%       186.0000           (12)       714,238
                                                                                   -----

---------------

 (1) Stock appreciation rights were not granted in 1997.

 (2) New options become exercisable over a three year period, with one-third of those options becoming exercisable no earlier than the first anniversary of their grant date. New options have a replacement feature (see note 4 below). Options granted in 1995 or later and gains realized upon exercise of those options for certain periods, may be forfeited by the Named Executive Officers if, following termination of employment with CIGNA, they engage in activities harmful to or in competition with CIGNA.

 (3) These grants of new options were conditioned on the Named Executive Officers entering into non-compete agreements with CIGNA.

 (4) Replacement options are intended to encourage employees to increase share ownership. They typically do not provide stock appreciation opportunity greater than the original options. In addition, they do not result in an increase in an employee's equity position, which is the total combined number of shares and options held by the employee. Replacement options are granted when employees use their shares of the Corporation's Common Stock to pay the exercise price of stock options. One replacement option is granted to replace each share that is delivered by an employee as payment for the purchase price of shares being acquired through the exercise of a stock option. Replacement options become exercisable six months after their grant date and terminate on the expiration date of the option that they replace. The exercise price of replacement options is equal to the fair market value of the Corporation's Common Stock on the grant date of the replacement options. All replacement options granted in 1997 have a replacement feature.

 (5) This replacement option grant includes 21,910 options expiring on February 22, 2005; 30,992 options expiring on July 27, 2004; 8,568 options expiring on February 23, 2004; and 6,824 options expiring on February 24, 2003.

 (6) This replacement option grant includes 5,878 options expiring on February 24, 2003; 7,380 options expiring on February 23, 2004; 33,177 options expiring on July 27, 2004; 2,507 options expiring on February 22, 2005; and 17,586 options expiring on February 28, 2006.

 (7) This replacement option grant includes 2,635 options expiring on February 24, 2003; 4,284 options expiring on February 23, 2004; 9,029 options expiring on July 27, 2004; and 14,320 options expiring on February 22, 2005.

 (8) This replacement option grant includes 2,270 options expiring February 24, 2003; 3,690 options expiring February 23, 2004; 14,629 options expiring July 27, 2004; and 8,793 options expiring February 28, 2006.

 (9) This replacement option grant includes 1,314 options expiring February 24, 2003; 10,450 options expiring July 27, 2004; and 14,280 options expiring February 22, 2005.

(10) This replacement option grant includes 508 options expiring February 23, 2004; 1,466 options expiring July 27, 2004; and 7,264 options expiring February 22, 2005.

(11) This replacement option grant includes 7,955 options expiring July 27, 2004; and 4,204 options expiring February 22, 2005.

(12) This replacement option grant includes 1,337 options expiring February 24, 2003; 1,592 options expiring February 23, 2004; 8,674 options expiring July 27, 2004; 516 options expiring February 22, 2005; and 4,853 options expiring February 28, 2006.

(13) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. Calculation of grant date present values assumes an option life of four years, a dividend yield of 2.37%, a price volatility of CIGNA Common Stock of 23.67% and an annualized risk-free interest rate of 6.14%. The calculation also reflects a 3% discount per year for risk of forfeiture over the option vesting schedules. The approach used in developing the foregoing assumptions is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". The actual value, if any, an executive may realize will depend on the excess of the stock price on the date the option is exercised over the exercise price, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The Corporation believes that no model accurately predicts the future price of CIGNA's stock or places an accurate present value on stock options.

                              OPTION EXERCISES AND
                          FISCAL YEAR-END VALUE TABLE

     The following table provides information about options exercised by the Named Executive Officers during 1997, and about unexercised stock options held by the Named Executive Officers at the end of 1997. No stock appreciation rights were exercised or held by the Named Executive Officers during 1997.

              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997 AND
                       1997 FISCAL YEAR-END OPTION VALUES

                                                                      (d)
                                                             NUMBER OF SECURITIES                   (e)
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                 (b)                            OPTIONS AT 1997           IN-THE-MONEY OPTIONS AT
                              UNDERLYING        (c)               YEAR-END(#)                1997 YEAR-END($)
            (a)                OPTIONS         VALUE      ---------------------------   ---------------------------
           NAME              EXERCISED(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------  ------------   -----------   -----------   -------------   -----------   -------------
Wilson H. Taylor...........     192,578      9,067,578       54,351        314,861        3,403,409     4,321,129
James G. Stewart...........      97,134      5,978,700       37,433        161,048        1,859,159     1,887,257
Gerald A. Isom.............      54,816      4,536,733       45,097        157,710        2,155,882     2,269,778
H. Edward Hanway...........      45,503      4,229,708       30,877        135,186        1,252,929     1,542,877
Donald M. Levinson.........      57,912      4,148,652       23,364        121,972        1,089,434     1,030,313

                 LONG-TERM INCENTIVE PLAN ("LTIP") AWARDS TABLE

     The following table provides information about long-term incentive awards granted in 1997 to the Named Executive Officers.

              LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL YEAR 1997

                                                                       ESTIMATED FUTURE PAYOUTS UNDER
                                                                         NON-STOCK PRICE BASED PLANS
                                                                      ---------------------------------
                                                            (c)
                                                (b)        PERIOD        (d)                     (f)
                    (a)                        NUMBER      UNTIL      THRESHOLD      (e)       MAXIMUM
                    NAME                      OF UNITS   MATURATION    ($)(1)     TARGET($)      ($)
--------------------------------------------  --------   ----------   ---------   ---------   ---------
Wilson H. Taylor............................   14,665      3 years        *       1,099,875   2,933,000
James G. Stewart............................    9,335      3 years        *         700,125   1,867,000
Gerald A. Isom..............................    9,335      3 years        *         700,125   1,867,000
H. Edward Hanway............................    9,335      3 years        *         700,125   1,867,000
Donald M. Levinson..........................    4,665      3 years        *         349,875     933,000

---------------
(1) See discussion below.

     Strategic performance units awarded under the CIGNA Long-Term Incentive Plan provide long-term incentives to Executive Officers and other key employees. The SPU Program is designed to reward those employees for achievement by CIGNA of long-term financial and strategic performance objectives in comparison to a designated group of competitors that have, in the aggregate, business lines that are similar to CIGNA's. Performance is evaluated over a three-year period.

     The earned value of each unit for the three-year period depends on CIGNA's relative financial performance. The People Resources Committee values the units by comparing CIGNA's annual return on equity to the average annual return on equity of designated competitors, using a formula which permits negative adjustments to the valuation. The earned value is based on points that are accumulated for each of the three performance years, with zero points earned if CIGNA's return for each year is five percentage points below the competitors and a maximum number of points earned if five percentage points above the competitors. The earned value will range from zero to $200 per unit, with a target value of $75 per unit. At the end of the three-year performance period, the Committee may adjust downward the earned value of each unit by up to $25, based on an assessment of the factors that affected strategic and financial performance during the period. For 1997 grants, the Committee will value the units in 2000 based on performance during 1997 through 1999.

     If an employee is terminated within two years following a change of control of CIGNA (other than on account of conviction of a felony involving fraud or dishonesty directed against CIGNA), or if an employee resigns during that period as a result of certain adverse changes in employment conditions stemming from the change of control, payouts for the employee's outstanding units must be made within 30 days at a value equal to the greatest of (i) the target value established for those units at the time they were issued; (ii) the value for a unit paid in the preceding twelve month period; or (iii) the average of the unit values for the last two unit payments.

                               PENSION PLAN TABLE

                                                          YEARS OF SERVICE
                               ----------------------------------------------------------------------
       REMUNERATION                15             20             25             30             35
---------------------------    ----------     ----------     ----------     ----------     ----------
$  200,000.................    $   60,000     $   80,000     $  100,000     $  120,000     $  140,000
   400,000.................       120,000        160,000        200,000        240,000        280,000
   600,000.................       180,000        240,000        300,000        360,000        420,000
   800,000.................       240,000        320,000        400,000        480,000        560,000
 1,000,000.................       300,000        400,000        500,000        600,000        700,000
 1,200,000.................       360,000        480,000        600,000        720,000        840,000
 1,400,000.................       420,000        560,000        700,000        840,000        980,000
 1,800,000.................       540,000        720,000        900,000      1,080,000      1,260,000
 2,200,000.................       660,000        880,000      1,100,000      1,320,000      1,540,000
 2,600,000.................       780,000      1,040,000      1,300,000      1,560,000      1,820,000
 3,000,000.................       900,000      1,200,000      1,500,000      1,800,000      2,100,000
 3,400,000.................     1,020,000      1,360,000      1,700,000      2,040,000      2,380,000
 3,800,000.................     1,140,000      1,520,000      1,900,000      2,280,000      2,660,000
 4,200,000.................     1,260,000      1,680,000      2,100,000      2,520,000      2,940,000

     The table shows annual retirement benefits (before application of the Social Security offset of 50% of annual primary Social Security benefit) under a straight life annuity, computed assuming retirement at age 65 after specified years of service and earnings.

     Under the CIGNA Pension Plan in which Messrs. Taylor, Stewart, Hanway and Levinson participate, annual retirement benefits are based upon the Executive's earnings (generally, average annual earnings over the final 36 months of service), an annual accrual rate of 2%, length of credited service (up to a maximum of 30 years), and age at retirement. Under the CIGNA Retirement Plan in which Mr. Isom and other employees hired on or after January 1, 1989 participate, employees accumulate benefit credits based on an employee's opening account balance (equal to the lump sum value of any pension benefit earned under the CIGNA Pension Plan through December 31, 1997), years of credited service, and interest credits based on U.S. Treasury bond rates. The employee's pension benefit under the CIGNA Retirement Plan equals the value of accumulated benefit credits, and may be paid at or after separation from service in cash in a lump sum or an annuity. CIGNA estimates that, if Mr. Isom retires from CIGNA at age 65 and he decides to receive his accumulated retirement benefit under the CIGNA Retirement Plan in the form of an annuity, annual retirement benefits under a straight life annuity will approximate $227,000.

     Under the CIGNA Pension Plan and the CIGNA Retirement Plan, covered earnings include salary and bonuses, as set forth in columns (c) and (d) of the Summary Compensation Table on page [13], but not long-term incentive plan payouts or any other incentive awards.

     As of January 1, 1998, credited years of service were as follows: Mr. Taylor, 30 years; Mr. Stewart, 30 years; Mr. Isom, 5 years; Mr. Hanway, 20 years and Mr. Levinson, 20 years. Because of Mr. Isom's proximity to retirement age when he was hired, CIGNA will supplement his pension benefits. For each year of service at CIGNA, Mr. Isom receives additional credit toward the supplement; CIGNA estimates that, if he retires from CIGNA at age 65, the annual supplement will approximate $140,000.

     Subject to their continued employment, and compliance with contractual obligations (including non-competition and confidentiality), Messrs. Taylor, Stewart and Levinson will be credited with additional years of service (total years of service cannot exceed 35). Additional credited service will vest in the event of death, disability or certain voluntary terminations within two years following a change of control of the Corporation, or otherwise upon termination if the Corporation approves such vesting. Upon any termination initiated by CIGNA, the maximum additional service provided in the contract will be credited, unless such termination arises from a conviction of a felony involving fraud or dishonesty directed against CIGNA. If any of the above officers dies while still in the Corporation's employ after reaching age 55, his surviving spouse's benefit will be the same as the benefit that would have been payable to the spouse had the executive first retired and then died immediately.

     If a change of control of CIGNA occurs, the pension plan cannot be terminated, or benefit accruals reduced, for a three-year period. If the pension plan is terminated in the fourth or fifth year following a change of control, additional benefits will be provided to participants, including an immediate 10% increase to persons receiving benefits and an annual 3% increase in benefits beginning at age 65. In addition, employees terminated, other than for cause, within three years following a change of control will receive up to three years of additional service credit and a floor amount of final average earnings based on their level of earnings when a change of control occurred.

                           TERMINATION OF EMPLOYMENT

     CIGNA employees are entitled to severance benefits under certain circumstances (not including termination for cause and, except as noted below, resignation). Severance benefits include continuation of salary at termination for a period (determined by completed years of service) of two to 52 weeks or, in the case of termination within two years after a change of control of CIGNA, 13 to 104 weeks. A lump sum payment may be elected in lieu of periodic payments. Employees terminated on account of job elimination or within two years after a change of control of CIGNA also receive a supplemental payment equal to the average of their last two incentive bonuses (prorated to reflect actual months worked in the year of termination) if they are terminated between May 1 and December 31, as well as a payment equal to the value of restricted CIGNA stock forfeited upon termination.

     Senior level employees, including the Named Executive Officers, terminated other than for cause within two years after a change of control will receive payments equal to 104 weeks of salary at termination (regardless of years of service). Payments are subject to adjustment for certain tax contingencies. A senior level employee will also receive a supplemental payment equal to the higher of the bonus actually received for the preceding calendar year or the amount of the annual incentive bonus guideline applicable to the employee under the Corporation's incentive bonus plan (if the employee is terminated between May 1 and December 31), as well as the payment for restricted stock described above.

     For a senior level employee, termination within two years after a change of control includes a resignation following a reduction in authority, duties, responsibilities or title, or following relocation to an office more than 35 miles from the location of the employee's office on the date of change of control. A termination of employment following a change of control is "for cause" under CIGNA's severance arrangements for senior level employees if termination results from conviction of a felony involving fraud or dishonesty directed against CIGNA.

     Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page [22] shall not be incorporated by reference into any such filings.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The People Resources Committee (the "Committee") of the Board of Directors reviews and approves, subject to Board ratification, executive compensation plans and targets and payouts thereunder, as well as any employee compensation plans which involve the issuance of securities of the Corporation. It sets the compensation of the CEO, subject to Board ratification, and approves compensation of other senior executives, including those named in the Summary Compensation Table, and makes stock-related awards. The Committee is composed entirely of outside directors.

                                    SUMMARY

     The primary objective of CIGNA's executive compensation program is to pay for performance that increases shareholder value. The program has three key elements: (1) base salary; (2) annual bonus; and (3) long-term incentives. Long-term incentives for the Named Executive Officers are in the form of stock options as well as stock and/or cash awarded pursuant to a performance plan. Annual bonus and long-term incentives are variable compensation elements that are at risk because they are tied to corporate business results. The annual bonus recognizes short-term business results and individual performance, while long-term incentives recognize sustained corporate-wide results.

                              PROGRAM DESCRIPTION

     The program provides opportunity targets for total pay (as well as for base salary and for short- and long-term incentive elements) that correspond to the median pay levels of comparable positions in similarly sized companies. A significant number of companies are used in this comparison, including most of the companies in the S&P Insurance Indexes shown in the proxy performance graph. The Committee reviews data on these companies' compensation programs in determining the appropriate levels of compensation for each of the most senior executives.

     Once total pay opportunity targets are set, the Committee determines the appropriate pay elements to use in motivating the executives to achieve the Corporation's performance and strategic objectives. The program is continually monitored relative to CIGNA's own strategic goals as well as industry practices and trends, and it is modified when considered appropriate to better support shareholder interests. For example, in 1995 a feature was added to the stock option program, wherein certain gains realized as a result of exercising an option may be subject to forfeiture if an executive becomes employed by a competitor or engages in other activities deemed to be detrimental to the company. As in the past, it is expected that CIGNA executives will demonstrate their confidence in the company's future by retaining substantial ownership of company shares. Executive share ownership levels are reviewed annually by the Committee.

     Compensation paid to the Named Executive Officers is expected to be fully tax deductible.

  Base Salary

     Base salary is intended to provide a fixed level of compensation reflecting the scope and nature of basic job responsibilities. The Committee grants salary increases, if appropriate, after a review of individual performance and an assessment of the relative competitiveness of the current salary.

  Annual Bonus

     Annual bonus awards recognize an executive's contribution to each year's annual business results as measured against competitors and against CIGNA's operational plans. Corporate-wide, business unit and individual performance are assessed in relation to the following major factors, listed in order of importance: earnings; revenue growth and customer service; and cost management.

     Performance, as measured by these factors, which meets operational plans and equals the results of the competition, provides for bonus opportunities that are equal to median bonus levels at other large companies. Better or worse performance can result in payments that are higher or lower than the median. An individual's bonus, reflecting personal contribution to business results, can range from 0 to 200% of the median for the individual's job.

     The new CIGNA Executive Incentive Plan, approved by shareholders in April 1997, is intended to motivate Named Executive Officers with competitive annual bonuses based upon achievement of competitive financial and operational goals. The Plan complies with Section 162(m) of the Internal Revenue Code. Bonuses under the Plan, not to exceed the limits provided in the Plan, will be paid only if objective performance goals established under the Plan are met, and bonus amounts will be based on the company's competitive performance.

  Long-Term Incentives

     In 1997, the Strategic Performance Unit Program provided incentive opportunity based on CIGNA's long-term financial and strategic performance relative to a group of seven peer companies. The companies in the program's peer group reflect a composite product mix that represents CIGNA's key businesses and rewards executives in all of CIGNA's operating and corporate staff divisions for overall consolidated corporate performance. The proxy performance graph compares CIGNA's total return performance to a broad industry group (a composite of the Standard and Poor's Multi-Line Insurance, Property & Casualty Insurance, Life/Health Insurance and Managed Care indexes). Most of the companies included in the program's peer group are also represented in the Standard and Poor's indexes.

     Grants of Strategic Performance Units are made annually, and the target value of the grants varies by position responsibility levels. The Committee values the units by comparing CIGNA's annual return on equity to the average annual return on equity of the peer companies, using a formula which permits a negative adjustment to the annual accrued value. At the end of the three-year performance period, the Committee may further adjust the earned value of each unit downward as much as $25 ( 1/3 of its target value) for any three-year performance period, based on an assessment of the factors that affected strategic and financial performance during the period. The earned value will range from zero to $200 per unit, with a target value of $75 per unit.

     The other long-term compensation component is stock options. As noted above, total long-term incentive pay opportunity targets correspond to the median levels of such compensation for comparable positions in similarly sized companies. The portion of such targets granted to the Named Executive Officers in 1997 as stock options was determined by the Committee to focus management on long-term results, to retain key executives, to continue to bring the executives' option holdings in line with those of executives in similar positions at competitor companies and to enhance the link with shareholder interests. Stock options provide the right to purchase, at fair market value on grant date, a fixed number of shares of CIGNA Common Stock during the term of the option (up to ten years from the date of grant). Options are subject to vesting periods of up to three years.

     In addition to the annual stock option grant made in February, 1997, the committee awarded special awards to key executives including those named in the Summary Compensation Table. The awards were made to recognize superior long-term results and strategic positioning, and to support the company's long-term succession needs. These special awards were contingent on the option recipient signing a non-compete agreement.

PERFORMANCE EVALUATION

     For the Chief Executive Officer (CEO), approximately 20% of the total compensation opportunity target is base salary and approximately 80% is variable compensation that is at risk and tied to competitive corporate business results. Thirty-five percent of the CEO's total compensation opportunity is based on annual business performance and 45% is tied to long-term, sustained corporate-wide results. The CEO's current base salary approximates the median salary of CEOs of comparably-sized companies. The CEO's total compensation opportunity is also consistent with the median compensation for CEOs in comparable companies. Factors reviewed in the Committee's assessment of the Corporation's and the CEO's performance include profitability of each business, profit improvement, growth in revenue from profitable products/services, and expense management, as well as specific measures that may vary by business activity, e.g., combined ratio for property and casualty businesses, profit margin and managed care membership growth in healthcare, and asset growth in the pension business. The Committee determined that the objective performance goals established under the CIGNA Executive Incentive Plan had been met and decided to grant a bonus to the CEO based on CIGNA's stock performance and earnings performance in 1997. Earnings in 1997 exceeded 1996 results and competition, and were in line with the 1997 operational plans. CIGNA's 1997 return on equity also significantly exceeded competitors' results, based on all available information. Also taken into account were other factors, including the significant acquisition and divestiture activity to support implementation of the company's business strategy, cost management and improvement year over year in most of the company's businesses.

     For the long-term Strategic Performance Unit Program award, the Committee approved a formula generated $165 unit value (as shown in the Summary Compensation Table for 1996), distributed in cash to the CEO and other executives who met the company's stock ownership guidelines (one to seven times salary), reflecting performance against competitors over the 1994-96 performance period. The value approved by the Committee reflects CIGNA's strong performance over the three-year performance period compared to the peer group. Value earned for the 1995-97 performance period will be determined by the Committee in late April based on competitive performance.

     The CEO's overall compensation package acknowledges a record of significant increases in CIGNA's share value (see Performance Graph on page [22]), achievement of continued improvements in property and casualty operating performance, as well as strong performance in the other businesses, acquisition of Healthsource, divestiture of the Individual Insurance business and cost reduction actions that are expected to have a positive impact on future earnings.

     For the CEO, the 1997 awards of stock options are also shown in the Summary Compensation Table. The option awards recognize the total shareholder return achieved in 1996 as well as the company's long-term succession needs and were intended to link the CEO's future compensation opportunity to the creation of additional shareholder value.

People Resources Committee:
     Alfred C. DeCrane, Chairman
     Robert P. Bauman
     Paul F. Oreffice
     Charles R. Shoemate
     Louis W. Sullivan, M.D.

                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in cumulative total return (change in the year end stock price plus reinvested dividends) to CIGNA's Shareholders for the preceding five fiscal years (measured from December 31, 1992 to December 31, 1997) against (i) the Standard & Poor's (S&P) Composite-500 Stock Index, (ii) an average of the S&P Multi-line, Property & Casualty, Life/Health Insurance and Managed Care indexes, and (iii) an average of the S&P Multi-line, Property & Casualty and Life/Health Insurance indexes. Because including the Managed Care index better reflects the Corporation's businesses, CIGNA intends to stop using the average of the S&P Multi-line, Property & Casualty and Life/ Health Insurance indexes after this Proxy Statement.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
       AMONG CIGNA, S&P 500 INDEX AND S&P INSURANCE/MANAGED CARE INDEXES

                                                                      S&P
     MEASUREMENT PERIOD                                           INS./MANAGED       S&P INS.
   (FISCAL YEAR COVERED)        CIGNA CORP.        S&P 500       CARE INDEXES**     INDEXES***
12/31/92                            100              100              100              100
12/31/93                            112              110              111              104
12/30/94                            119              112              114              102
12/29/95                            201              153              157              144
12/31/96                            272              189              179              179
12/31/97                            351              252              241              255

---------------
  * Assumes that the value of the investment in CIGNA Common Stock and each index was $100 on December 31, 1992 and that all dividends were reinvested.

 ** Equally weighted average of S&P Multi-line, P&C, Life/Health Insurance and
    Managed Care indexes.

*** Equally weighted average of S&P Multi-line, P&C and Life/Health Insurance indexes.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Executive Officers and Directors to file initial reports of ownership and reports of changes in ownership of the Corporation's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Executive Officers and Directors are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Corporation and written representations from the Corporation's Executive Officers and Directors, the Corporation believes that none of its Executive Officers and Directors failed to comply with Section 16(a) reporting requirements in 1997.

                             ADDITIONAL INFORMATION

     The Corporation will bear the cost of soliciting proxies from its Shareholders and will enlist the help of banks and brokerage houses in soliciting proxies from their customers. The Corporation will reimburse these institutions for out-of-pocket expenses. In addition to being solicited through the mails, proxies may also be solicited personally or by telephone by the Directors, officers, employees and agents of the Corporation or its subsidiaries. The Corporation has engaged Georgeson & Company, Inc. to assist in soliciting proxies for a fee of approximately $22,000 plus reasonable out-of-pocket expenses.

                      1999 ANNUAL MEETING OF SHAREHOLDERS

     The 1999 Annual Meeting will be held on Wednesday, April 28, 1999, at a location and a time to be designated by the Board. The Board is empowered by the By-Laws of the Corporation to change this date if it deems that advisable.

     Proposals of Shareholders must be received by the Corporation no later than November 18, 1998 to be eligible for inclusion under the rules of the Securities and Exchange Commission in the Corporation's proxy materials for the 1999 Annual Meeting and must otherwise comply with such rules.

     Under the Corporation's By-Laws, proposals of Shareholders not included in the proxy materials may be presented at the 1999 Annual Meeting only if the Corporate Secretary has been notified of the nature of the proposal and is provided certain additional information at least ninety days before and the proposal is a proper one for Shareholder action.

     The Corporation's By-Laws also require that notice of nominations of persons for election to the Board, other than those made by or at the direction of the Board, must be received by the Corporate Secretary at least ninety days before the 1999 Annual Meeting. The notice must present certain information concerning the nominees and the Shareholder making the nominations, as set forth in the By-Laws. The Corporate Secretary must also receive such nominee's written consent to serve if elected.

                                          CAROL J. WARD, Corporate Secretary

    APPENDIX A -- TEXT OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION

     RESOLVED, that the first paragraph of Article Fourth of the Restated Certificate of Incorporation of the Company be amended in its entirety and that a new paragraph 4 be added to Section B of Article Fourth, both to read as follows:

     "Fourth: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 625,000,000 shares divided into two classes as follows: 600,000,000 shares of Common Stock (the "Common Stock") of the par value of $.25 per share and 25,000,000 shares of Preferred Stock (the "Preferred Stock") of the par value of $1 per share.

B.  COMMON STOCK

     4. Subdivision. Each share of Common Stock of the Corporation issued and outstanding or held in the treasury of the Corporation immediately prior to the close of business on May 4, 1998, that being the time when the amendment, including this paragraph 4 of Section B, shall have become effective, is subdivided into three fully paid and nonassessable shares of Common Stock, par value $.25, per share and at the close of business on such date, each holder of record of Common Stock shall, without further action, be and become the holder of two additional shares of Common Stock for each share of Common Stock held of record immediately prior thereto."

                                      MAP

DIRECTIONS BY CAR:

From the West:
--------------------------------------------------------------------------------
Take the Pennsylvania Turnpike (Interstate 276) to Valley Forge exit #24.
Follow Interstate 76 East (Schuylkill Expressway) to Interstate 476 North (Plymouth Meeting). Follow 476 North for 2.7 miles to exit 7A Conshohocken.
At end of ramp turn right onto Ridge Pike and proceed for 3.2 miles through six traffic lights to the seventh traffic light at Manor Road. Turn right onto Manor Road. Proceed 200 yards and turn right into Eagle Lodge.

From the North:
--------------------------------------------------------------------------------
Take the New Jersey Turnpike to the Pennsylvania Turnpike. Follow 276 West, exit at #25 Norristown. Bear right when exiting the toll booth. Proceed down ramp to Germantown Pike (East). Follow Germantown Pike 3 traffic lights (1.8 miles). At third traffic light turn right onto Joshua Rd. At first traffic light turn left onto Ridge Pike. Follow Ridge Pike for 1.5 miles and turn right onto Manor Rd. Proceed 200 yards and turn right into Eagle Lodge.

From the South:
--------------------------------------------------------------------------------
Take Interstate 95 North to 476 North (Plymouth Meeting). Follow 476 North for 18 miles to exit 7A Conshohocken. At end of ramp turn right onto Ridge Pike and proceed for 3.2 miles through six traffic lights to the seventh traffic light at Manor Road. Turn right onto Manor Road. Proceed 200 yards and turn right into Eagle Lodge.

From Philadelphia International Airport:
--------------------------------------------------------------------------------
Take Interstate 95 South to 476 North (Plymouth Meeting). Follow 476 North for 18 miles to exit 7A Conshohocken. At end of ramp turn right onto Ridge Pike and proceed for 3.2 miles through six traffic lights to the seventh traffic light at Manor Road. Turn right onto Manor Road. Proceed 200 yards and turn right into Eagle Lodge.

From Center City Philadelphia:
--------------------------------------------------------------------------------
Follow Interstate 76 West (Schuylkill Expressway) to Interstate 476 North (Plymouth Meeting). Follow 476 North for 2.7 miles to exit 7A Conshohocken.
At end of ramp turn right onto Ridge Pike and proceed for 3.2 miles through six traffic lights to the seventh traffic light at Manor Road. Turn right onto Manor Road. Proceed 200 yards and turn right into Eagle Lodge.


                                     [MAP]

PRELIMINARY
                               CIGNA CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby constitutes and appoints Robert A. Lukens, the Corporation's Assistant Corporate Secretary, and Carol J. Ward, the Corporation's Corporate Secretary, or either of them, proxies with full power of substitution and each of them is hereby authorized to represent
   P the undersigned and to vote all shares of the Corporation held by the undersigned at the Annual Meeting of Shareholders, to be held at The
   R Conference Center at Eagle Lodge, Ridge Pike & Manor Road, Lafayette Hill, Pennsylvania on April 22, 1998, at 1:00 p.m. or at any adjournment
   O    thereof, on the matters set forth below:

   X    1. ELECTION OF DIRECTORS, Nominees for term expiring:
               April 1999: Peter N. Larson.
   Y           April 2001: Robert P. Bauman, Robert H. Campbell,
                           Charles R. Shoemate and Louis W. Sullivan.

        2. RATIFY the Appointment of Price Waterhouse LLP as
           Independent Accountants.

        3. APPROVE an Amendment to Article Fourth of the Certificate of Incorporation to Increase the Number of Authorized Common Shares and to Effect a 3-for-1 Stock Split.

        In their discretion, upon such other matters as may properly come before the meeting.


        YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES [SEE REVERSE SIDE], BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

        THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS
        CARD.
                                                                  -----------
                                                                  SEE REVERSE
                                                                      SIDE
                                                                  -----------

------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                  [CIGNA LOGO]

                                     CIGNA


                               CIGNA CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 22, 1998
                                   1:00 P.M.

                      THE CONFERENCE CENTER AT EAGLE LODGE
                            RIDGE PEAK & MANOR ROAD
                          LAFAYETTE HILL, PENNSYLVANIA

-----  PLEASE MARK YOUR
  X    VOTES AS IN THIS
-----  EXAMPLE

       THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER.
       IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.
--------------------------------------------------------------------------------------    --------------------------------------
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.                     Mark here if you would like
--------------------------------------------------------------------------------------    your voting instructions to
                     FOR      WITHHELD                          FOR   AGAINST  ABSTAIN    be confidential pursuant to
1.  Election of                         2.  Ratify the                                    the procedures on confidential
    Directors.       [ ]        [ ]         Appointment of      [ ]     [ ]      [ ]      voting described in the 1998
    (see reverse)                           Price Waterhouse LLP                          Proxy Statement. Marking this
                                            as Independent                                box will not absolve you of       [ ]
                                            Accountants.                                  any independent fiduciary or
For, except vote withheld from the      3.  Approve an Amendment                          other legal obligation to report
following nominee(s):                       to Article Fourth   [ ]     [ ]      [ ]      how you voted nor prevent the
                                            of the Certificate                            inspectors from disclosing your
----------------------------------------    of Incorporation.                             vote if required by law or if
                                                                                          otherwise permitted by the
                                                                                          procedures.

--------------------------------------------------------------------------------------    --------------------------------------


                                                                   Please sign exactly as name appears hereon. Joint owners
                                                                   should each sign. When signing as attorney, executor,
                                                                   administrator, trustee or guardian, please give full
                                                                   title as such.



                                                                  ---------------------------------------------------------


                                                                  ---------------------------------------------------------
                                                                     SIGNATURE(S)                                   DATE

------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                  [CIGNA LOGO]

                                     CIGNA


       PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.
                        THANK YOU FOR YOUR PROMPT REPLY.